WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending December 31, 2008

Dear Interest Holder:

Enclosed is the report for the period of December 31, 2008 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of December 31, 2008 was $120.57, an increase of +0.84% from the November 30, 2008 value of $119.57. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was an increase of +14.39% as of December 31, 2008.

STATEMENT OF INCOME(LOSS)
Trading Income (Loss)
Realized Trading Gain/(Loss)	$4,137,554.55
Change in Unrealized Gain/(Loss)	($2,436,347.60)
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($17,622.36)

Total Trading Income	$1,683,584.59

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$489.06
Management Fees	$46,031.17
Advisory Fees	$204,758.33
Offering Fees	$0.00
Incentive Fees	$195,515.09
Other Expenses	$319,300.99

Total Expenses	$766,094.64

Interest Income	$6,898.41

Net Income(Loss) from the Period	$924,388.36

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)
	Total	NAV Per Unit
Beginning of Month	$110,474,815.35	$119.57
Addition	$373,900.00
Withdrawal	($2,577,468.63)
Net Income/(Loss)	$924,388.36

Month End	$109,195,635.08	$120.57

Monthly Rate of Return	0.84%
Year to Date Rate of Return	14.39%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

David K. Spohr, Senior Vice President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending December 31, 2008

Dear Interest Holder:

Enclosed is the report for the period of December 31, 2008 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of December 31, 2008 was $123.39, an increase of +1.00% from the November 30, 2008 value of $122.17. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +16.68% as of December 31, 2008.

STATEMENT OF INCOME(LOSS)
Trading Income (Loss)
Realized Trading Gain/(Loss)	$626,487.47
Change in Unrealized Gain/(Loss)	($368,899.36)
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($2,668.29)

Total Trading Income	$254,919.82

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$74.05
Management Fees	$6,969.81
Advisory Fees	$31,003.47
Offering Fees	$0.00
Incentive Fees	$29,603.90
Other Expenses	$20,501.11

Total Expenses	$88,152.34

Interest Income	$1,044.52

Net Income(Loss) from the Period	$167,812.00

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)
	Total	NAV Per Unit
Beginning of Month	$16,727,534.78	$122.17
Addition	$0.00
Withdrawal	($1,255,023.60)
Net Income/(Loss)	$167,812.00

Month End	$15,640,323.18	$123.39

Monthly Rate of Return	1.00%
Year to Date Rate of Return	16.68%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

David K. Spohr, Senior Vice President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 2